225 N. Water Street, Suite 400 P.O. Box 1580 Decatur, IL 62525-1580 217.429.2411 Fax 217.429.6109 www.bkd.com
Exhibit 23.1
The Board of Directors
Princeton National Bancorp, Inc.
We consent to the incorporation by reference in this registration statement on Form S-8 of Princeton National Bancorp, Inc. of our report dated March 26, 2010, on our audits of the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Princeton National Bancorp, Inc.
/sig/ BKD, LLP
Decatur, Illinois
February 28, 2011